July 12, 2016

Noteholder

RE: Convertible Debenture dated as of the 27th Day of November, 2012 by and between Epoxy Inc. (the “Company”) and "Noteholder" in the amount of $            , and all addendums thereto.

We write to obtain your acknowledgement of our verbal agreement to extend the term of your 10% Convertible Debenture (the “Convertible Debenture”) which came due and payable on April 16, 2016 a revised date Maturity Date of January 1, 2017 (the “Maturity Date”).  In addition you previously agreed to revise the conversion terms of the Convertible Debenture to allow for conversion of principal and unpaid, accrued interest, into common stock at $0.005 per share upon the Maturity Date and thereafter, and not prior to such date.

Kindly provide your agreement to the foregoing by acknowledging receipt of this letter by signing and returning same to Epoxy Inc. via email to dave@epoxyapp.com.

Epoxy Inc.

Dave Gasparine
President and Director

Acknowledged and Agreed to as of the date first written above:

NOTE HOLDER

Authorized signatory of Noteholder	Name and Title (Please print)